Exhibit 4.10

                       LIFSCHULTZ INDUSTRIES, INC.

                       CERTIFICATE OF DECREASE FOR
                       CERTIFICATES OF DESIGNATION
                                   FOR
                    SERIES A CONVERTIBLE PREFERRED STOCK
                    SERIES E CONVERTIBLE PREFERRED STOCK

     LIFSCHULTZ INDUSTRIES, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"),

     DOES HEREBY CERTIFY:

     That, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation (as amended), and pursuant to the provisions of Section 151(g) of Title 8 of the Delaware Code, the Board of Directors, by resolution duly adopted and effective as of February 25, 1998, authorized the following decrease in the number of shares of Series A Convertible Preferred Stock and Series E Convertible Preferred Stock, without altering any other designations, preferences and rights of such stock:

     1. The number of shares designated as Series A Convertible Preferred Stock, par value $0.01 per share, previously designated on January 17, 1991, shall be decreased to 5,200 shares.

     2. The number of shares designated as Series E Convertible Preferred Stock, par value $0.01 per share, previously designated on March 31, 1994 and increased on April 24, 1995, shall be decreased to 21,231 shares.

     IN WITNESS WHEREOF, SAID LIFSCHULTZ INDUSTRIES, INC. has caused this Certificate to be signed by its Chief Executive Officer, this 25th day of February 1998.

                                 LIFSCHULTZ INDUSTRIES, INC.


                                 By:DAVID K. LIFSCHULTZ
                                    ---------------------------
                                    David K. Lifschultz, CEO